Exhibit (d)(14)(i)

BRIGHTHOUSE FUNDS TRUST I

AMENDMENT NO. 1 TO THE INVESTMENT SUBADVISORY AGREEMENT

(Brighthouse Small Cap Value Portfolio)

This amendment No. 1 (the “Amendment”) to the Investment Subadvisory Agreement dated November 1, 2021 (the “Agreement”) is made effective as of March 1, 2025, by and between Allspring Global Investments, LLC (formerly, Wells Capital Management Incorporated) (the “Subadviser”) and Brighthouse Investment Advisers, LLC (the “Adviser”) with respect to the Brighthouse Small Cap Value Portfolio (the “Portfolio”), a series of Brighthouse Funds Trust I (the “Trust”).

WHEREAS, the Agreement provides for the Subadviser to provide certain investment advisory services for the Adviser, for which the Adviser is to receive agreed upon fees; and

WHEREAS, the Subadviser and the Adviser (the “Parties”) desire to amend certain provisions of the Agreement by entering into this Amendment.

NOW THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and, for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

AGREEMENT

1.	Schedule A to this Amendment shall replace Schedule A to the Agreement.

2.

Except to the extent modified by this Amendment, the remaining provisions of the Agreement shall remain in full force and effect. In the event of a conflict between the provisions of the Agreement and those of this Amendment, this Amendment shall control.

3.

This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile, including, without limitation, by facsimile transmission or by electronic delivery in portable document format (filename extension “.pdf”) or tagged image file format (filename extension “.tiff”), shall be equally effective as delivery of a manually executed counterpart thereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

Allspring Global Investments, LLC	Brighthouse Investment Advisers, LLC

/s/ Traci McCormack	/s/ Kristi Slavin
Name: Traci McCormack	Name: Kristi Slavin
Title: SVP, Global Head of Fund and Client Services	Title: President

SCHEDULE A

Percentage of average daily net assets of the Portfolio assets allocated to the Subadviser by the Adviser

0.500% on the first $250 million

0.425% on the next $250 million

0.400% on the next $200 million

0.380% on assets over $700 million

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